Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                               June 10, 2013

TANDY LEATHER FACTORY ADOPTS STOCKHOLDER RIGHTS PLAN

FORT WORTH, TEXAS - Tandy Leather Factory, Inc. (NASDAQ: TLF) (the “Company”) announced today that its Board of Directors has adopted a rights agreement (the “Rights Plan”) designed to protect Company stockholders in the event of takeover action that would deny them the full value of their investment.

Pursuant to the Rights Plan, one right will be distributed to stockholders of the Company for each share of Company common stock owned of record by them as of the close of business on June 16, 2013.  Initially, these rights will not be exercisable and will trade with the shares of Company common stock.  If the rights become exercisable, each right will initially entitle stockholders to buy one one-thousandth of a share of a newly created series of preferred stock at an exercise price of $30.00 per right.  The rights will become exercisable only if a person or group becomes an “Acquiring Person” by acquiring beneficial ownership of 20% or more of the Company’s outstanding common stock, or commences a tender offer or exchange offer that would result in such person becoming an Acquiring Person. An exception has been included in the Rights Plan in order to ensure that certain owners, including their respective affiliates and associates, are not by virtue of their share ownership automatically deemed to be an Acquiring Person upon adoption of the Rights Plan unless any such owner subsequently acquires additional shares of Company common stock and after giving effect to such acquisition owns 20% or more of the outstanding Company common stock.

If any person or group becomes an Acquiring Person, each right will entitle its holder to buy, at the exercise price, common stock of the Company having a value of two times the exercise price of the right.  Rights held by an Acquiring Person become void.  If the Company is acquired in a merger or other business combination after a person or group has become an Acquiring Person, each right will entitle its holder to buy, at the exercise price, shares of the acquiring company having a market value of two times the exercise price of the right.  The Board of Directors may redeem the rights for $0.01 per right at any time before any person or group becomes an Acquiring Person.  The distribution of the rights is not a taxable event for stockholders of the Company.

Commenting on the Rights Plan, Jon Thompson, Chief Executive Officer and President of the Company, said that the Board of Directors is presently not aware of any hostile effort to acquire control of the Company.  Mr. Thompson further said the Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company’s stockholders, as the plan is designed to protect the Company and its stockholders against unfair takeover tactics that could deprive stockholders from realizing full value on their investments in the Company.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed with the United States Securities and Exchange Commission.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 78 Tandy Leather retail stores, located in 37 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or Shannon.greene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.